Exhibit 99.1

To: [Shareholder]

From: Michael W. Wesley/CHYRON

Date: 03/23/2005 09:18AM

cc: <boardgroup@chyron.com>

Subject: Re: Shareholder Correspondence

Dear [Shareholder]

Thank you for your email. I apologize for not replying sooner but I never received your earlier email and would be grateful to learn which email address you used here at Chyron.

You will have seen our 2004 earnings release earlier this month and we will file our 10K on 31st March. For obvious reasons I cant go into detail about current trading conditions although I will say that we've set ourselves some pretty aggressive growth targets for 2005 and thus far we appear to be on plan. We have excellent products that are helping us gain market share from our competitors and I am very encouraged by the progress being made by our newly launched ChyTV unit. If you haven't already seen it please visit www.chytv.com and learn more about our plans for the digital signage space.

As to your remarks regarding our stock price I share your frustration. Things are improving markedly in terms of the Company's operating performance but the share price drifts in the low 40 cents area. For the price to rise we need to attract some new buyers and in truth it is only fairly recently that we have had a story worth telling! Assuming we do Ok in Q1 I think the time has come to begin an IR program that gets the Chyron turnaround story out there so I will be recommending to my Board that we begin to spend some money in this area in Q2 2005. Hopefully that will attract some buying interest and move the stock price to a level that is more reflective of the turnaround we have achieved.

The bulletin board is clearly an unattractive place to be and we have a plan to achieve a listing on a more respectable liquid exchange sooner rather than later. You have clearly been very patient and supportive stockholders. I suggest it makes sense to hang in there a while longer. Good things are going on and at some point the stock price will reflect the improvement in fundamentals.

Best regards,

Michael WW

CEO